Exhibit 99.1

Phoenix Motor Inc. Granted 180-Day Extension to Meet Nasdaq Minimum Bid Price Requirement

Anaheim, California (October 17, 2023) – Phoenix Motor Inc. (Nasdaq: PEV) ("Company" or "Phoenix"), a leading electrification solutions provider for medium-duty vehicles, today announced that it has received a notification letter from Nasdaq Stock Market LLC (“Nasdaq”) that the Company has been granted an additional 180-day compliance period, or until April 15, 2024, to regain compliance with Nasdaq’s minimum bid price rule.

Nasdaq’s determination is based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the Nasdaq Capital Market, with the exception of the bid price requirement, and the Company’s written notice of its intention to cure the deficiency during the second compliance period and if necessary, by effecting a reverse stock split.

If at any time before April 15, 2024, the closing bid price of the Company’s common stock is at least $1.00 per share for a minimum of 10 consecutive business days, the Company will regain compliance with this Nasdaq rule and this matter will be closed.

In a notification letter dated April 18, 2023, Nasdaq had informed the Company that, based on the previous 30 consecutive business days, the Company’s common stock no longer met the minimum $1.00 bid price per share requirement. Therefore, in accordance with Nasdaq’s Listing Rules, the Company was provided 180 calendar days, or until October 16, 2023, to regain compliance.

This current notification from Nasdaq has no immediate effect on the listing or trading of the Company’s shares of common stock, which will continue to trade on the Nasdaq Capital Market under the symbol “PEV.”

About Phoenix Motor Inc.

Phoenix Motor Inc., a pioneer in the electric vehicle (“EV”) industry, designs, builds, and integrates electric drive systems and light and medium duty EVs and sells electric forklifts and electric vehicle chargers for the commercial and residential markets. Phoenix operates two primary brands, “Phoenix Motorcars”, which is focused on commercial products including medium duty EVs (shuttle buses, school buses, municipal transit vehicles and delivery trucks, among others), electric vehicle chargers and electric forklifts, and “EdisonFuture”, which intends to offer light-duty EVs. Phoenix endeavors to be a leading designer, developer and manufacturer of electric vehicles and electric vehicle technologies. For more information, please visit: www.phoenixmotorcars.com.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties. Forward-looking statements can be identified through the use of words such as “may," "might," "will," "intend," "should," "could," "can," "would," "continue," "expect," "believe," "anticipate," "estimate," "predict," "outlook," "potential," "plan," "seek," and similar expressions and variations or the negatives of these terms or other comparable terminology. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect the Company's current expectations and speak only as of the date of this release. Actual results may differ materially from the Company's current expectations depending upon a number of factors. These factors include, among others, the coronavirus (COVID-19) and the effects of the outbreak and actions taken in connection therewith, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that are described in the "Risk Factors" section of the Company's annual report filed on Form 10-K filed with the Securities and Exchange Commission. Except as required by law, the Company does not undertake any responsibility to revise or update any forward-looking statements.

Phoenix Motor Inc. Investor Relations

Mark Hastings, Senior Vice President of Corporate Development & Strategy/Head of Investor Relations

marketing@phoenixmotorcars.com

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